                                                                 EXHIBIT 10.5

                               AMENDMENT TO LEASE



        THIS AMENDMENT TO LEASE (the "Amendment") made and entered into this 18th day of May, 1994, by and between Century 21 Associates, a Tennessee general partnership having its principal office at P.O. Box 200, Jackson, Tennessee 38305 ("Lessor"), and Kerr Group, Inc., a Delaware corporation having its principal office at 1840 Century Park East, Los Angeles, California 90067 ("Lessee").


                              W I T N E S S E T H:

         WHEREAS, pursuant to that certain lease (the "Lease") dated October 5, 1989 between Lessor, as lessor, and Santa Fe Plastic Corporation, as tenant ("Santa Fe"), Santa Fe leased certain property and improvements located at 1005 Lower Brownsville Road, Jackson, Tennessee and more particularly described in the Lease;

         WHEREAS, pursuant to that certain Assignment and Assumption of Lease dated as of July 6, 1990, Santa Fe assigned to Lessee all its right, title and interest as lessee under the Lease to Lessee;

         WHEREAS, Lessor and Lessee amended the Lease pursuant to that certain Amendment to Lease (the "February 4th Amendment") dated February 4, 1994 and that certain Amendment to Lease (the "February 9th Amendment") dated
February 9, 1994;

         WHEREAS, pursuant to that certain Amendment to Lease (the "March 31st Amendment") dated March 31, 1994, Lessor and Lessee agreed to amend the Lease in certain respects and declared both the February 4th Amendment and February 9th Amendment to be null and void;

         WHEREAS, Lessor and Lessee desire to restate the March 31st Amendment in its entirety; and

         WHEREAS, capitalized terms used herein that are not defined herein shall have the respective meanings given such terms in the Lease.

         NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Lessor has contracted for the construction of an approximately 93,000 square foot expansion to the leased premises

(the "Expansion"), such work to be performed by Lessor at its sole cost and expense. On the date of substantial completion of the Expansion (the "Extended Commencement Date"); that is, the state in the progress of the construction when the construction of the Expansion is sufficiently complete (including without limitation complying with the standards of Section 1(f) of this Amendment) so that Lessee can occupy or utilize the Expansion for its intended use without material interference from Lessor or any party performing the construction of the Expansion (should the parties fail to agree upon when said construction is substantially complete, the matter shall be determined by Arbitration (as defined in Section 1(j) of this Amendment)), then the following modifications to the Lease will thereafter go into effect:

                 (a) The description of the Demised Premises is modified to reflect the additional square footage of 93,000 to the area of the building, bringing the total area of the building to 197,800 square feet. A scope of work and list of drawings delineating the additional square footage is attached to this Amendment as Exhibit "A".

                 (b) The term of the Lease is extended beginning on the Extended Commencement Date and ending on the date that is thirteen
         (13) years after such date, it being agreed that all references in the Lease to the "term" or "initial term" shall mean the period commencing on the Extended Commencement Date and ending on the 13th anniversary of the Extended Commencement Date. The net annual rental payable from the Extended Commencement Date through the balance of the term is changed to Six Hundred Twenty-One Thousand Ninety Two and No/100 Dollars ($621,092.00), payable in equal monthly installments of Fifty-One Thousand Seven Hundred Fifty-Eight and no/100 Dollars ($51,758.00) each in advance on the first day of each month during the term. If the Extended Commencement Date does not occur on the first day of the month, Lessee shall pay rent for the fractional month on a per diem basis, calculated on the basis of a thirty (30) day month.

                 (c) Section 11.01(e) is modified by adding the following sentence at the end thereof:

                 "Notwithstanding the foregoing, Lessor may not transfer, convey or assign its interest in this Lease to any entity, or any affiliate of any entity which is engaged in the same general business as Lessee."

                 (d) Article 27 EXTENSION OF TERM is modified to reflect the new annual rental for the 12 year renewal period of Seven Hundred Ten Thousand One Hundred Two and No/100 Dollars ($710,102.00).

                 (e) Section 28.02 is modified by deleting the first and second sentences thereof and inserting the following sentences in their place:

                 "If the purchase option is exercised during the initial thirteen (13) year term of this Lease, the purchase price for the Demised Premises (the "Purchase Price") shall be Five Million Two Hundred Thousand Dollars ($5,200,000) and if the purchase option is exercised during the twelve (12) year renewal period, the Purchase Price shall be the fair market value of the Demised Premises based on its present use (excluding all improvements to the Demised Premises made at Lessee's expense valued at the initial cost of said improvements less the amount of depreciation of said improvements calculated in accordance with generally accepted accounting principals (and provided, however, that improvements or repairs otherwise required to be done by Lessee under this Lease, shall be taken into account when determining the fair market value of the Demised Premises)) determined as of the date of Lessee's exercise of the Purchase Option (as determined by Arbitration pursuant to the provisions of Article 33). In addition, if the Purchase Option is exercised during the initial thirteen (13) year term of this Lease, Lessee shall be entitled to apply ten percent (10%) of the aggregate of all net annual rent payments paid to Lessor during the term of this Lease at the time the Purchase Option is exercised, as a credit towards the Purchase Price."

                 (f) Lessor represents, warrants and covenants that all work in connection with the Expansion (collectively, "Expansion Work") shall be completed promptly, in a good and workmanlike manner, free of all liens, using first-class new materials, in at least the same quality as the construction of the existing building, and otherwise reasonably acceptable to Lessee. Lessor shall on the Extended Commencement Date assign to Lessee all manufacturers' and builders' or contractors' warranties for all improvements and equipment located on, or installed in, the Expansion. Lessor represents, warrants and covenants that all Expansion Work shall be performed and completed in accordance with plans and specifications reasonably approved in writing by

         Lessee, and in all events in full compliance with all applicable laws, ordinances, orders, rules, regulations and requirements of any nature. Notwithstanding the provisions of Section 9.01 and 9.02 of the Lease, prior to the date of delivery of the Expansion to Lessee, all risk of loss concerning the Expansion Work shall be borne by Lessor, and Lessor shall be fully and solely responsible for carrying "all-risk" casualty insurance, builder's risk and worker's compensation insurance with respect to the Expansion Work, and shall at all times maintain such insurance prior to the date of final completion of the Expansion Work.

                 (g) Lessee shall have the right to prepare and deliver to Lessor a "punch-list" not later than 90 days following final completion of the Expansion noting any deficiencies with the Expansion Work. Lessor agrees to promptly correct any items noted on Lessee's punch-list within 60 days of receipt thereof. If all such punch-list items are not corrected within such 60-day period, Lessee may at its election perform same and deduct from the net annual rent thereafter coming due Lessee's out-of-pocket costs and expenses incurred in connection with the performance of such work.

                 (h) Upon the date of substantial completion of the Expansion, Lessor shall be deemed to have made with respect to the Expansion and the Expansion Work each of the representations and warranties contained in Section 23.01(a), (b) and (c) of the Lease.

                 (i) Lessor agrees to fully defend, indemnify and hold harmless Lessee from and against all claims, losses, costs and expenses (including without limitation, reasonable attorneys' fees) suffered or incurred by Lessee, or any party Lessee is legally responsible for, arising as a result of the intentional act or negligence of Lessor, or its agents or contractors, in connection with the performance of the Expansion Work. In connection with the performance of the Expansion Work, Lessor agrees to use, and to cause its agents and contractors to use, all commercially reasonable efforts to minimize interruption of Lessee's business activities within the Demised Premises.

                 (j)      The following Article 33 is hereby inserted after
Article 32 of the Lease:


                                  "ARTICLE 33

                                  ARBITRATION

         33.01. Lessor and Lessee agree that any dispute under this Lease expressly stated to be settled by arbitration (including without limitation the determination of fair market value under Article 28) shall be settled pursuant to the procedures contained in this Article 33 ("Arbitration").

         33.02. In any circumstance for which Arbitration is specifically provided for hereunder, the party desiring Arbitration shall give notice to that effect to the other party and shall in such notice appoint a person as arbitrator on its behalf. Within ten (10) days after such notice, the other party by notice to the original party shall appoint a second person as arbitrator on its behalf. The arbitrators thus appointed shall appoint a third person, and such three arbitrators shall as promptly as possible determine such matter, provided, however, that:

                 (a) if the second arbitrator shall not have been appointed within the ten (10) day period as aforesaid, the first arbitrator shall proceed to determine such matter and shall render his decision and award in writing within thirty (30) days after the expiration of said ten (10) day period; and

                 (b) if the two arbitrators are appointed by the parties and shall be unable to agree, within ten (10) days after the appointment of the second arbitrator, upon the appointment of a third arbitrator, they shall give written notice to the parties of such failure to agree, and, if the parties fail to agree upon the selection of such third arbitrator within ten (10) days after the arbitrators appointed by the parties give notice as aforesaid, then within five
         (5) days thereafter either of the parties upon notice to the other party may request such appointment by the American Arbitration Association (or any successor organization), or in its absence, refusal, failure or inability to act, may apply to a local state court of competent jurisdiction for a court appointment of such arbitrator.

         33.03. Each arbitrator shall be a qualified and impartial person who shall have had at least ten (10) years' current experience in the City of Jackson, State of Tennessee in the calling connected with the matter of the dispute.

         33.04. The Arbitration shall be conducted, to the extent consistent with this Article, in accordance with the then prevailing rules of the American Arbitration Association (or any successor organization). The arbitrators, if more than one, shall render their decision and award in writing, upon the concurrence of at least two of their number, within sixty (60) days after the appointment of the third arbitrator. Such decision and award or the decision and award of the single arbitrator as provided in Section 33.02(a) hereof, shall be final and conclusive on the parties, and counterpart copies thereof shall be delivered to each of the parties. In rendering such decision and award, the arbitrators shall not add to, subtract from or otherwise modify the provisions of this Lease. Judgment may be had on the decision and award of the arbitrators so rendered in any court of competent jurisdiction.

         33.05. Each party shall pay the fees and expenses of the one of the two original arbitrators appointed by or for such party and the fees and disbursements of attorneys or witnesses for such party, and the fees and expenses of the third arbitrator and all other expenses of the arbitration shall be borne by the parties equally."

         2. This Amendment supersedes the February 4th Amendment, the February 9th Amendment and the March 31st Amendment. Upon the execution of this Amendment, the February 4th Amendment, the February 9th Amendment and the March 31st Amendment shall be and are null and void and of no further force and effect.

         3. Except as expressly amended hereby, the Lease and all of the terms, covenants and conditions thereof shall remain in full force and effect.


         IN WITNESS WHEREOF, the parties have executed this Amendment the day and date first shown above.


                             CENTURY 21 ASSOCIATES



                             By: /s/ LARRY P. BECKER
                                 _________________________________
                                 Larry P. Becker, Managing Partner


                             KERR GROUP, INC.



                             By: /s/ LARRY R. KNIPPLE
                                 ___________________________________________
                                 Larry R. Knipple, Vice President, Secretary

                                   Exhibit A

                                 Scope of Work

                                  EXHIBIT "A"


                               SUMMARY OF WORK

                               KERR GROUP, INC.

                           PLASTIC PRODUCTS DIVISION
                     PROPOSED 93,000 SF WAREHOUSE ADDITION,
                     PLANT OFFICES, AND BREAKROOM ADDITION

                               JACKSON, TENNESSEE

                                JANUARY 10, 1994

                             REVISED APRIL 28, 1994

OVERVIEW:

The scope of work included in our proposal consists of the construction of a 93,000 SF warehouse addition to the existing building located at 1005 Lower Brownsville Road, Jackson, Tennessee. Note: Alternate #9 changed the building size from 98,000 SF to 93,000 SF. We also propose to construct approximately 1,900 SF of new rooms in the existing plant with concrete storage mezzanines above.

WAREHOUSE: The warehouse addition will be built on the north side of the existing building as shown on facility floor plan, A-1.1. The roof will slope northward from the existing building to the new north wall. The existing
12' x 14' overhead door will be relocated to the new warehouse. One new dock door, dock leveler, and dock shelter will be provided.

The perimeter walls will consist of an 8'-0" high, block masonry wainscot with 24 gauge, prefinished siding and vinyl backed insulation above. The outside of the wainscot at the two side walls will be finished with dryvit to match the existing building. The interior face of the wainscots will be painted as will the exterior of the rear wainscot. All structural steel, girts, and the bottom of the roof deck will be field painted.

The warehouse will be provided with heating and ventilation systems.

The existing compressor building will be left intact and enclosed within the new structure.

NEW BREAKROOM AND PLANT OFFICES: The proposed rooms in the existing plant consist of a meeting room/breakroom, four offices, and one toilet room. These areas will be constructed of concrete block walls with bar joist framing and concrete mezzanines above for storage. The mezzanines will not be provided with stairs or railing. These new rooms will be provided with heating and air conditioning systems.

A more detailed description of the scope of the proposed work follows.

DIV.I - GENERAL REQUIREMENTS:

A. GENERAL CONDITIONS: The general conditions include jobsite supervision, temporary office trailers, tools and equipment, all as necessary to construct the project.

DIV.II - SITE DEVELOPMENT:

A. SITE GRADING: The site grading work shall consist of clearing the site of vegetation and topsoil in the vicinity of the building addition, excavation and filling as necessary to achieve finish grades. Any excess soil will be bermed at the northwest corner of the site at the contractor's option. Disturbed areas will be seeded.

B. ASPHALT PAVING: Heavy duty asphalt will consist of 8" crushed stone base, 1 1/2" asphaltic binder and 1 1/2" asphalt surface. This will be used for paved truck traffic areas. Light duty paving will be used for the parking lot expansion and consists of 6" stone base and 2" asphalt surface. The gravel fire truck lane will consist of 8" thick, crushed stone. The proposed paving locations are indicated on the horizontal layout.

C. CONCRETE PAVING: A 50' x 14' concrete apron shall be provided at the new loading docks. The concrete apron shall be built using 4,000 psi concrete and reinforced with #3 reinforcing steel spaced at 18" on center each way.

DIV.III -CONCRETE:

A. BUILDING FLOOR SLABS AND FOUNDATIONS: Foundations shall consist of reinforced spread footings under building columns and continuous footings under exterior walls. All concrete used in foundation work is 3,000 psi at 28-days compressive strength. The warehouse will have a 6" thick concrete floor slab with #3 reinforcement at 18" on center each direction. Construction joints shall be doweled type. All concrete used on floor slab work is 4,000 psi at 28-days compressive strength. All floor slabs will be sealed with acrylic sealer.

B. MISCELLANEOUS CONCRETE ITEMS: Miscellaneous concrete items included are:

         *  Dock leveler pit (1 each)
         *  Lightpole bases (3 each)
         *  6"0 concrete filled pipe bollards (10 each)
         *  4 - concrete stoops at exterior man doors
         *  1 set of concrete steps with handrails at the truck dock
         *  1 concrete pad for relocation of the transformer

DIV. IV - MASONRY:

The masonry work includes an 8" thick block masonry wainscot (8'-0" high) around the perimeter of the addition except at the new loading dock. The masonry wainscot at the new loading dock shall be 15'-4" high. The masonry walls at the new rooms in the existing building will extend to 11'-4" A.F.F.


DIV. V - METALS:

Roof framing is joist and joist girders supported by wide flange columns. The bay spacings will be 40' x 41'-8", except for the bays along the west wall which will be approximately 20'x 41'-8". The roof deck will be 22 gauge, Type "B". Draft curtains will be provided at two locations running east-west, totalling 522 LF. Miscellaneous steel will be provided for handrails at the dock stairs, dock pit edge angle, pipe bollards, and overhead channel door frames.


DIV. VI - CARPENTRY:

The carpentry work consists of the necessary pressure treated wood blocking required to properly tie-in the roofing system to the building.


DIV. VII - MOISTURE PROTECTION:

A. ROOFING: Roof membrane shall be Firestone Tire & Rubber Company's loose laid, ballasted system. Thickness of membrane to be 0.045". The ballast shall be double thickness at the perimeter of the building. The gutters, downspouts, and gravel guard shall be prefinished to match the wall panels. Perimeter rock is per F.M. 1-29.

B. WALL PANELS: The metal wall panels shall be 24 gauge, inverted "R" type exterior wall panels. Color to match existing building. The metal wall panels shall be lined on the inside with 2" thick, vinyl backed, fiberglass insulation.


DIV. VIII - DOORS, WINDOWS AND GLASS:

A. HOLLOW METAL: All man doors shall be hollow metal with 16 gauge frames and 1 3/4" thick, 18 gauge doors. Five view windows with hollow metal frames will be provided at the breakroom and new plant offices as shown on the plans.

B. FINISH HARDWARE: The hardware for the doors includes hinges, exit devices for exterior doors, closers where required, kick plates, threshold, weather stripping and other items for a complete installation.

C. SPECIAL DOORS: One existing 12' x 14' door will be relocated to the new east wall. One new 8'-6" x 9', vertical lift, manual, overhead door to match the existing dock doors will be provided at the new loading dock.

DIV. IX - FINISHES:

A. PAINTING: The interior surface of the masonry wainscot, the new shipping office walls, the new toilet room walls, and the new breakroom walls shall be painted. The structural steel, roof framing, bottom of roof deck and columns shall also be painted. All painting work shall match existing.

B. DRYVIT: The exterior of the block wainscot of the new east and west walls will be covered with dryvit. Color is to match the existing building. The exterior of the north (rear) wall wainscot will be painted.

C. ACOUSTIC CEILING: Acoustic ceilings shall be provided for the new offices, new toilet room, and new breakroom. The ceiling tile shall be a general purpose, 24" x 48" tile in a lay-in grid.

D. FLOOR COVERINGS: The floors of the new offices and new breakroom shall be covered with vinyl composition tile. Vinyl base will be provided at these rooms also.

DIV. X - SPECIALTIES:

A. TOILET ACCESSORIES: Chrome plated toilet accessories will be provided for the one new toilet room.

DIV. XI - EQUIPMENT:

A. DOCK LEVELERS AND DOCK SHELTERS: One new dock leveler to match the existing ones will be provided as follows.

         Rite-Hite, Model ST968 mechanical dock levelers complete as follows:

               *  6'x 8'
               *  25,000 lbs. capacity
               *  Perimeter PT-2 weatherseals
               *  Two bumpers each

B. DOCK SEALS: One new dock shelter to match the existing ones will be provided as follows.

         Frommelt, Model WG-402-V, truck dock shelters with 40 oz. vinyl material. Units project 24" from building wall.

DIV. XII - FURNISHINGS:  None provided.

DIV. XIII - SPECIAL CONSTRUCTION:  None provided.

DIV. XIV - CONVEYING SYSTEMS:  None provided.

DIV. XV - MECHANICAL:

         Our scope of work includes but is not necessarily limited to the following:

1. Furnish and install a warehouse area ventilation system to provide (6) air changes per hour. This system shall consist of roof mounted exhaust fans with makeup air coming through the dock doors and wall louvers.

2. Revise the existing compressor room ventilation system to provide (20) air changes per hour. This system shall consist of a roof mounted exhaust fan with makeup air coming through a supply fan. The existing compressor heat recovery duct shall be vented to outside.

3.       Furnish and install a warehouse area heating system to maintain
         60 degrees F at 0 degrees F outside. The system shall consist of suspended gas fired and gravity vented unit heaters with thermostats and a spark ignited pilot.

4. Revise the existing rest room ventilation system at the shipping/receiving office as required. System shall consist of fan, ductwork and air distribution devices as required to conform to SBC requirements.

5. Furnish and install a shipping and receiving office HVAC system. System shall consist of (2) 1 ton through wall units.

6. Furnish and install meeting/breakroom HVAC system. The area shall be served by a 6 ton packaged, electrical cooling/gas heating rooftop unit complete with thermostat, economizer and barometric relief. Air distribution shall be as required.

7. Revise existing air distribution at the Q.A. office to allow for the lab partition.

8. Furnish and install natural gas piping to provide natural gas to all contractor furnished gas appliances. The 5 psi main will be taken over at the existing gas entrance. It is assumed that the existing utilities are adequate for the expansion.

9. Furnish and install a plumbing system as required. System shall include domestic cold and hot water and sanitary drainage to (1) water closet, (1) lavatory, and (1) floor drain at the shipping area.

FIRE PROTECTION

1. INTERIOR: Three wet systems designed to provide an initial density of .66 gpm/sq. ft. over the most remote 1,000 sq. ft. with a 750 gpm hose allowance and a secondary density of .40 gpm/sq. ft. over the most remote 3,725 sq. ft. with a 750 gpm hose allowance. We have included the following at each riser: 1 - alarm valve with trim;
         1 - water motor alarm; 1 - retard chamber; 1 - electric flow switch;
         1 - spare head cabinet and head wrench.

         The existing system riser #1 will be relocated to the east wall of the proposed addition. A 6" bulk main will be run overhead to supply existing system #1.

2.       HOSE STATIONS:  Included are ten 1 1/2" hose stations with 100' of
         1 1/2" hose and adjustable nozzle. Note: Additional hose stations may be required due to final aisle layout.

3. IN-PLANT OFFICES, BREAKROOM: .12 gpm/sq. ft. over the most remote 3,000 sq. ft. with a 250 gpm hose allowance.

4.       UNDERGROUND:  8" C-900 PVC pipe.

DIV. XVI - ELECTRICAL:

1. RELOCATION OF EXISTING SERVICE. We shall provide for the relocation of the existing switchboard feeders and associated transformers. This shall require routing the primary to a new location and re-feeding the existing switchgear. This shall be accomplished with a minimum of shutdown time for the plant.

2.       WAREHOUSE:

         A. SERVICE: We shall provide for the extension of the existing service or provide for a new service to this building. The building shall have a 1,000 amp service provided for building services, including lighting, receptacles, and HVAC equipment. We do not provide for the connection of any owner's equipment in this proposal.

                 We shall provide a 1,000 amp main switchboard with breakers for all branch circuits, including (2) lighting panels, (2) receptacles low voltage panels, and (1) power panel for fans and other HVAC equipment.

3. LIGHTING: Lighting for the facility shall be provided, utilizing 400 watt metal halide high bay fixtures spaced so as to obtain 30 footcandles of light. We shall provide swing arm type dock lights at each dock door.

         Exterior lighting shall consist of wall mounted, 400 watt fixtures spaced approximately 90' apart. We shall relocate the bug lighting around the perimeter of the owner's property. We do not include the cost of providing additional bug lights that may be required. We include three additional pole mounted, 400 watt H.P.S. fixtures in the parking lot area.

         Exit and emergency lighting shall be provided as required to meet local code. In addition, we shall provide 10% of the high bay fixtures with a quartz re-strike feature.

4. DEVICES: We shall provide a receptacle at every other column throughout the facility. In office areas we shall provide receptacles as previously stated.

5. SYSTEMS: We include an allowance of $5,000 for extending the existing A.D.T. fire alarm system to cover the new addition.

6. BREAKROOM AND OFFICES: The new breakroom and office areas shall be provided with fluorescent lighting, using 2' x 4' lay-in fixtures, arranged so as to provide 80 footcandles of light. Receptacles shall be provided at the rate of one per each interior wall in private offices and per code requirements elsewhere. Each private office shall be provided with a telephone outlet and a data outlet.
         Switching for lighting shall be provided as required. It is assumed that power is available for the new construction and that we shall not be required to provide a new panel at these locations.



Note: See the attached Schedule of Alternates for information on revisions to the above described Summary of Work.

                              ACCEPTED ALTERNATES

                                KERR GROUP, INC.

                           PLASTIC PRODUCTS DIVISION

                                  JACKSON, TN

                            (THROUGH) March 31, 1994

BASE BID:

All sitework and construction of a 93,000 SF warehouse addition.

                                                      $  1,713,000


ALTERNATE #1:

Construction of new meeting room/breakroom, 4 plant offices, and 1 bathroom with storage mezzanines above, all within the existing building.

                                        Add          +$ 116,000

ALTERNATE #6:

Provide (1) additional door, (1) view window and (1) sliding pass window at the shipping office.

                                        Add          +$   2,100

ALTERNATE #7a:

Provide (6) new bug attractor lights to match the existing fixtures and complete the design around the new addition. These pole mounted fixtures shall be spaced in a similar manner to the existing fixtures and routed with the existing fixtures that are to be re-located.

                                        Add          +$  12,000

ALTERNATE #7c:

Provide totally enclosed fixtures in the warehouse in lieu of open high bay fixtures. This would replace the fixtures in the warehouse with a fixture that is fully gasketed and should greatly reduce the requirements for bug removal.

                                        Add             +$    5,500

ALTERNATE #8:

Provide cigarette smoke venting at the breakroom and two air curtains at the doorways between the existing plant and new warehouse.

                                        Add             +$   10,600

ALTERNATE #9:

Provide one water fountain at Column 4.5-N in the new warehouse. The waste water from this will be pumped to the gravity line.

                                        Add             +$    5,300

ALTERNATE #10:

Pave fire road with 2,440 S.Y. of heavy duty paving in lieu of crushed stone driveway.

                                        Add             +$   12,500

ALTERNATE #11a:

Add one entrance with 164 S.Y. of light duty paving and a 24" culvert with end sections at the proposed parking lot. Widen existing entrance at the east side of the existing entrance.

                                        Add             +$    9,000

ALTERNATE #12:

Demolish 110'plus/minus of existing asphalt driveway between the existing driveway and parking lot, regrade and reseed the area.

                                        Add             +$    3,700

ALTERNATE #13:

Shorten bay size between Column Lines R & S from 40'-7" to 20'-7". This reduces the building size by approximately 5,000 S.F.

                                        Deduct          <$   34,387>

ALTERNATE #14:

Extending existing 8' high block wall to the roof deck for 261 LF in order to create a 2-hour fire partition between the existing building and the proposed warehouse. Includes two rolling steel fire doors and two 5' x 4' fire shutters at view windows.

                                        Add             +$   62,000

ALTERNATE #15:

Provide fire protection coverage as follows in lieu of system previously quoted.

INTERIOR - Three wet systems utilizing early suppression fast response sprinklers (ESFR) are designed to provide 50 psi minimum operating pressure at the most remote twelve sprinklers, flowing four sprinklers on three lines.

HOSE STATIONS - Included are ten 1-1/2" hose stations with 100' of 1-1/2" hose and adjustable nozzle. Note: Additional hose stations may be required due to final aisle layout.

UNDERGROUND - 8" C-900 PVC pipe will be extended on the north side of proposed addition and connected to the 12" city main.

                                        Add             +$   44,102

TOTAL OF BASE BID AND ALTERNATES NOS. 1, 6, 7a, 7c, 8, 9, 10, 11a, 12, 13, 14,
15.

                                                        +$1,961,415

                                       DRAWING LIST

                                     KERR GROUP, INC.

                                PLASTIC PRODUCTS DIVISION

                                       JACKSON, TN

                                      APRIL 28, 1994

CIVIL            CE-1.0            SITE PLAN
ARCHITECTURAL    A1.1              FACILITY FLOOR PLAN
                 A1.2              WAREHOUSE ADDITION ENLARGED AREA FLOOR
                 A1.3              ENLARGED AREA FLOOR PLAN
                 A2.1              DOOR & FINISH SCHEDULES
                 A3.1              BUILDING ELEVATIONS
                 A4.1              WALL SECTIONS
                 A4.2              WALL SECTIONS
                 A7.1              FACILITY ROOF PLAN
                 A7.2              FLASHING DETAILS

STRUCTURAL       C1.1              FOUNDATION PLAN
                 C1.2              MEZZANINE FOUNDATION PLANS
                 C2.1              FOUNDATION DETAILS
                 C2.2              SECTIONS & DETAILS
                 S1.1              ROOF FRAMING PLAN
                 S1.2              MEZZANINE FRAMING PLANS
                 S1.3              ELEVATIONS
                 S2.1              SECTIONS & DETAILS
                 S3.1              WAREHOUSE ADDITION ROOF OPENING PLAN

MECHANICAL       SU-1.1            SITE UTILITIES PLAN
                 M3.1              WAREHOUSE ADDITION PLUMBING PLAN
                 M3.2              ENLARGED AREAS PLUMBING PLAN
                 M4.1              FACILITY HVAC PLAN
                 M4.2              WAREHOUSE ADDITION ENLARGED AREA HVAC
                 M4.3              ENLARGED AREAS HVAC PLAN
                 M4.4              HVAC NOTES, DETAILS & SCHEDULES
                 M4.5              COMPRESSOR ROOM HV PLAN
                 M5.1              FACILITY FIRE PROTECTION/SPRINKLER
                                    REQUIREMENT PLAN

ELECTRICAL       E2.1              WAREHOUSE ADDITION LIGHTING PLAN
                 E2.2              ENLARGED AREAS LIGHTING PLANS
                 E3.1              WAREHOUSE ADDITION POWER PLAN
                 E3.2              ENLARGED AREAS POWER PLAN
                 E4.1              PANELBOARD SCHEDULES